FB Financial Corporation Reports Annual and Fourth Quarter 2021 Results
Reports Q4 diluted EPS of $1.02, ROAA of 1.60%, and annualized Loan Growth (HFI) of 16.9%

NASHVILLE, TENNESSEE—January 18, 2022-- FB Financial Corporation (the “Company”) (NYSE: FBK), parent company of FirstBank, reported net income of $48.8 million, or $1.02 per diluted common share, compared to $0.95 per diluted common share in the same quarter last year and $0.94 in the previous quarter. Adjusted net income was $42.6 million, or $0.89 per diluted common share, compared to $1.14 per diluted common share in the same quarter last year and $0.89 in the previous quarter. The Company's return on average assets for the fourth quarter was 1.60% (1.40% adjusted), return on average common equity was 13.7% (12.0% adjusted) and return on tangible common equity was 16.8% (14.7% adjusted). The Company recorded growth in loans held for investment ("HFI") of $310.0 million in the fourth quarter, or 16.9% annualized. Excluding Paycheck Protection Program ("PPP") loans, the Company recorded HFI loan growth of $315.4 million, or 17.2% annualized.
For the year ended December 31, 2021, the Company reported net income of $190.3 million, or $3.97 per diluted common share, compared to $63.6 million, or $1.67 per diluted common share, for the year ended December 31, 2020. Adjusting for non-operating items, diluted EPS was $3.78 and $3.73 for the years ended December 31, 2021 and 2020, respectively. The Company’s book value per common share at quarter-end was $30.13 and the tangible book value ("TBV") per common share was $24.67.
President and Chief Executive Officer, Christopher T. Holmes stated, “We are pleased with our fourth quarter and full year results. Adjusted loan growth (HFI) of 17% for the quarter and over 10% for the year are both outstanding achievements. I am also proud of our team for their results in 2021 in deposit gathering, credit management and mortgage production, as we grew noninterest bearing deposits over 20%, we experienced net charge-offs of only 8 basis points and we delivered a mortgage contribution of $26.5 million. Our tangible book value, another core metric for us, ended the year at $24.67, which represents an annualized compounded growth rate of 15.5% since becoming a publicly traded company in September of 2016.”

	2021		2020	Annualized
(dollars in thousands, except per share data)	Fourth Quarter	Third Quarter	Fourth Quarter	4Q21 / 3Q21 % Change	4Q21 / 4Q20 % Change
Balance Sheet Highlights
Investment securities	$1,681,892	$1,577,337	$1,176,991	26.3%	42.9%
Mortgage loans held for sale, at fair value	672,924	755,210	683,770	(43.2)%	(1.59)%
Commercial loans held for sale, at fair value	79,299	100,496	215,403	(83.7)%	(63.2)%
Loans held for investment (HFI)	7,604,662	7,294,674	7,082,959	16.9%	7.37%
Adjusted loans held for investment*	7,600,672	7,285,259	6,870,314	17.2%	10.6%
Allowance for credit losses	125,559	139,446	170,389	(39.5)%	(26.3)%
Total assets	12,597,686	11,810,290	11,207,330	26.5%	12.4%
Customer deposits	10,809,410	10,043,901	9,396,478	30.2%	15.0%
Brokered and internet time deposits	27,487	28,017	61,559	(7.51)%	(55.3)%
Total deposits	10,836,897	10,071,918	9,458,037	30.1%	14.6%
Borrowings	171,778	172,710	238,324	(2.14)%	(27.9)%
Total common shareholders' equity	1,432,602	1,400,913	1,291,289	8.97%	10.9%
Book value per share	$30.13	$29.36	$27.35	10.4%	10.2%
Total common shareholders' equity to total assets	11.4%	11.9%	11.5%
Tangible book value per common share*	$24.67	$23.90	$21.73	12.8%	13.5%
Tangible common equity to tangible assets*	9.51%	9.87%	9.38%
* Certain measures are considered non-GAAP financial measures. For a reconciliation and discussion of this non-GAAP measure, see “GAAP Reconciliation and Use of non-GAAP Financial Measures” and the corresponding non-GAAP reconciliation tables in this Earnings Release dated January 18, 2022.

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FB Financial Corporation
Fourth Quarter 2021 Results

	2021		2020
(dollars in thousands, except share data)	Fourth Quarter	Third Quarter	Fourth Quarter
Results of operations
Net interest income	$89,755	$88,476	$85,244
NIM	3.19%	3.20%	3.32%
Provisions for credit losses	$(10,769)	$(2,531)	$(2,920)
Net charge-off ratio	0.12%	0.13%	0.58%
Noninterest income	$53,219	$59,006	$80,638
Mortgage banking income	$31,350	$45,384	$65,729
Total revenue	$142,974	$147,482	$165,882
Noninterest expense	$90,902	$95,007	$109,855
Merger expenses	$—	$—	$9,513
Efficiency ratio	63.6%	64.4%	66.2%
Core efficiency ratio*	67.0%	64.7%	58.5%
Adjusted pre-tax, pre-provision earnings*	$43,573	$51,240	$67,988
Total adjusted mortgage banking pre-tax net contribution*	$710	$8,853	$22,882
Net income applicable to FB Financial Corporation(1)	$48,827	$45,290	$45,602
Diluted earnings per common share	$1.02	$0.94	$0.95
Effective tax rate	22.3%	17.7%	22.6%
Adjusted net income*	$42,551	$42,699	$54,454
Adjusted diluted earnings per common share*	$0.89	$0.89	$1.14
Weighted average number of shares outstanding - fully diluted	47,896,715	48,007,147	47,791,659
Actual shares outstanding - period end	47,549,241	47,707,634	47,220,743
Returns on average:
Assets ("ROAA")	1.60%	1.51%	1.63%
Equity ("ROAE")	13.7%	12.9%	14.4%
Tangible common equity ("ROATCE")*	16.8%	15.9%	18.2%
* Certain measures are considered non-GAAP financial measures. For a reconciliation and discussion of this non-GAAP measure, see “GAAP Reconciliation and Use of non-GAAP Financial Measures” and the corresponding non-GAAP reconciliation tables in this Earnings Release dated January 18, 2022.

(1) Includes a dividend declared and paid by the Company's REIT subsidiary to minority interest preferred shareholders in the fourth quarters of 2021 and 2020.
Balance Sheet and Net Interest Margin
The Company reported loan balances (HFI) of $7.60 billion, an increase of $310.0 million, or 16.9% annualized, from September 30, 2021. Excluding PPP loans, adjusted loans (HFI) increased $315.4 million, or 17.2% annualized, on a linked quarter basis. The contractual yield on loans decreased to 4.17% in the fourth quarter of 2021 from 4.23% in the third quarter of 2021.
The Company's net interest income on a tax-equivalent basis for the fourth quarter of 2021 was $90.5 million, an increase from $89.2 million in the previous quarter. The Company's net interest margin (“NIM”) was 3.19% for the fourth quarter, compared to 3.20% for the third quarter of 2021. The NIM for the fourth quarter of 2021 was impacted by a 4 basis point decline in the yield on interest-earning assets, offset by a 4 basis point decline in the cost of interest-bearing liabilities on a linked quarter basis. During the quarter, on balance sheet liquidity increased to $2.22 billion, or 18.0% of tangible assets, from $1.75 billion, or 15.1% of tangible assets as of September 30, 2021. As of December 31, 2021, our PPP loan balance decreased to $4.0 million from $9.4 million at September 30, 2021.
During the fourth quarter of 2021, total deposits increased by $765.0 million to $10.84 billion on a linked quarter basis, primarily related to seasonal inflows of public funds. Noninterest bearing deposits increased by $130.6 million, or 19.9% annualized, during the fourth quarter. Excluding mortgage-escrow related deposits, noninterest bearing deposits increased by $193.7 million during the fourth quarter, or 31.8% annualized. The Company's total cost of deposits declined by 4 basis points to 0.22% and the cost of interest-bearing deposits decreased to 0.30% from 0.34% in the previous quarter.
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FB Financial Corporation
Fourth Quarter 2021 Results

Noninterest Income
Noninterest income was $53.2 million for the fourth quarter of 2021, compared to $59.0 million for the third quarter of 2021 and $80.6 million for the fourth quarter of 2020. Mortgage banking income decreased to $31.4 million in the fourth quarter of 2021, compared to $45.4 million for the third quarter of 2021 and $65.7 million for the fourth quarter of 2020.
Noninterest income increased from a $9.4 million realized gain from two relationships in our commercial loans held for sale portfolio that were resolved during the fourth quarter. The remaining portfolio also had $0.5 million of positive fair value changes compared to the previous quarter. The $9.9 million gain on the commercial loans held for sale portfolio compares to a gain of $0.7 million in the third quarter of 2021.
The Company's total mortgage banking pre-tax net contribution for the fourth quarter of 2021 was $0.7 million, compared to $8.9 million for the third quarter of 2021 and $22.2 million for the fourth quarter of 2020. Interest rate lock commitment volume totaled $1.48 billion in the fourth quarter of 2021 compared to $2.01 billion in the third quarter of 2021 and $2.19 billion in the fourth quarter of 2020.
Chief Financial Officer, Michael Mettee noted, “Our mortgage business had a good year with a pre-tax net contribution of $26.5 million. As anticipated the fourth quarter contribution was down due to seasonality in our purchase business, less refinance volume and lower margins." Mettee continued, “We continue to liquidate the commercial loans held for sale portfolio primarily through pay downs and payoffs, with favorable results. We have been confident in our understanding and management of the portfolio since our merger and continue to have confidence in the valuation of the remaining $79.3 million."
Expense Management
Noninterest expenses were $90.9 million for the fourth quarter of 2021, compared to $95.0 million for the third quarter of 2021 and $109.9 million for the fourth quarter of 2020. Core noninterest expense was $89.5 million for the fourth quarter of 2021, $95.0 million for the third quarter of 2021, and $95.8 million for the fourth quarter of 2020.
During the fourth quarter of 2021, the Company's core efficiency ratio was 67.0%, compared to 64.7% in the third quarter of 2021 and 58.5% for the fourth quarter of 2020. The Banking segment core efficiency ratio was 57.5% versus the previous quarter of 57.9% while the Mortgage segment core efficiency ratio increased to 97.8% for the fourth quarter of 2021 from 80.0% in the previous quarter.
Mettee noted, “The increase in our efficiency ratio was driven by expected seasonality in mortgage revenue. Core expenses in the Banking segment met expectations and total noninterest expenses were slightly elevated due to two charitable contributions totaling $1.4 million that are not run rate expenses but are important investments in the communities we serve.”
Credit Quality
The Company recorded a total net reversal in provisions for credit losses of $10.8 million in the fourth quarter of 2021, including an increase in provision for credit losses on unfunded commitments of $0.9 million. The Company continues to maintain a fortified balance sheet with an allowance for credit losses ("ACL") of $125.6 million as of December 31, 2021, representing 1.65% of loans HFI.
The Company's net charge-offs to average loans was 0.12% for the fourth quarter of 2021 compared to net charge-offs to average loans of 0.13% in the third quarter of 2021. The Company's nonperforming assets as a percentage of total assets remained constant at 0.50% as of December 31, 2021 and September 30, 2021. Nonperforming loans were 0.62% of loans HFI at December 31, 2021, compared to 0.59% at September 30, 2021. There were no deferrals resulting from the COVID-19 pandemic outstanding as of December 31, 2021, compared to $18.0 million outstanding at the end of the third quarter 2021.
Summary
Holmes summarized, "The Company has continued to deliver strong results and capitalize on the economic strength of our markets. As we close the books on a successful 2021, we look ahead into 2022, excited about the opportunities in front of us."
WEBCAST AND CONFERENCE CALL INFORMATION
FB Financial Corporation will host a conference call to discuss the Company's financial results today, January 18, 2022, at 8:00 a.m. (Central Time). To listen to the call, participants should dial 1-888-317-6003 (confirmation code 7100213) approximately 10 minutes prior to the call. A telephonic replay will be available approximately two hours after the call on January 18, 2022, through January 25, 2022, by dialing 1-877-344-7529, confirmation code 5998304.
A live online broadcast of the Company’s quarterly conference call will be available online at https://services.choruscall.com/mediaframe/webcast.html?webcastid=0upLTSIz. The online replay will be available approximately an hour following the conclusion of the live broadcast.
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FB Financial Corporation
Fourth Quarter 2021 Results

ABOUT FB FINANCIAL CORPORATION
FB Financial Corporation (NYSE: FBK) is a financial holding company headquartered in Nashville, Tennessee. FB Financial Corporation operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 82 full-service bank branches across Tennessee, Kentucky, Alabama and North Georgia, and mortgage offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $12.6 billion in total assets.

MEDIA CONTACT:	FINANCIAL CONTACT:

Jeanie M. Rittenberry	Robert Hoehn
615-313-8328	615-564-1212
jrittenberry@firstbankonline.com	rhoehn@firstbankonline.com
www.firstbankonline.com	investorrelations@firstbankonline.com
SUPPLEMENTAL FINANCIAL INFORMATION AND EARNINGS PRESENTATION
Investors are encouraged to review this Earnings Release in conjunction with the Supplemental Financial Information and Earnings Presentation posted on the Company’s website, which can be found at https://investors.firstbankonline.com. This Earnings Release, the Supplemental Financial Information and the Earnings Presentation are also included with a Current Report on Form 8-K that the Company furnished to the U.S. Securities and Exchange Commission (“SEC”) on January 18, 2022.
BUSINESS SEGMENT RESULTS
The Company has included its business segment financial tables as part of the Supplemental Financial Information, which is available in connection with this Earnings Release. A detailed discussion of our historical business segments is included in the Company’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2020. Further discussion on the revisions to segment reporting made in the first quarter of 2021 is included in the Company's Form 10-Q filed with the SEC for the period ended March 31, 2021, and investors are encouraged to review that discussion in conjunction with this Earnings Release.
FORWARD-LOOKING STATEMENTS
Certain statements contained in this press release that are not historical in nature may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, statements regarding the Company’s future plans, results, strategies, and expectations. These statements can generally be identified by the use of the words and phrases “may,” “will,” “should,” “could,” “would,” “goal,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target,” “aim,” “predict,” “continue,” “seek,” “project,” and other variations of such words and phrases and similar expressions. These forward-looking statements are not historical facts, and are based upon management's current expectations, estimates, and projections, many of which, by their nature, are inherently uncertain and beyond the Company’s control. The inclusion of these forward-looking statements should not be regarded as a representation by the Company or any other person that such expectations, estimates, and projections will be achieved. Accordingly, the Company cautions shareholders and investors that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions, and uncertainties that are difficult to predict. Actual results may prove to be materially different from the results expressed or implied by the forward-looking statements. A number of factors could cause actual results to differ materially from those contemplated by the forward-looking statements including, without limitation, (1) current and future economic conditions, including the effects of inflation, interest rate fluctuations, changes in the economy or global supply chain, supply-demand imbalances affecting local real estate prices, and high unemployment rates in the local or regional economies in which the Company operates and/or the US economy generally, (2) the ongoing effects of the COVID-19 pandemic, including the magnitude and duration of the pandemic and the emergence of new variants, and its impact on general economic and financial market conditions and on the Company’s business and the Company’s customers' business, results of operations, asset quality and financial condition, (3) ongoing public response to the vaccines that were developed against the virus as well as the decisions of governmental agencies with respect to vaccines, including recommendations related to booster shots and requirements that seek to mandate that individuals receive or employers require that their employees receive the vaccine, (4) those vaccines' efficacy against the virus, including new variants, (5) changes in government interest rate policies and its impact on the Company’s business, net interest margin, and mortgage operations, (6) the Company’s ability to effectively manage problem credits, (7) the Company’s ability to identify potential candidates for, consummate, and achieve synergies from, potential future acquisitions, (8) difficulties and delays in integrating acquired businesses or fully realizing costs savings, revenue synergies and other benefits from future and prior acquisitions, (9) the Company’s ability to successfully execute its various business strategies, (10) changes in state and federal legislation, regulations or policies applicable to banks and other financial service providers, including legislative developments, (11) the potential impact of the proposed phase-out of the London Interbank Offered Rate ("LIBOR") or other changes involving LIBOR, (12) the effectiveness of the Company’s cybersecurity controls and procedures to prevent and mitigate attempted
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FB Financial Corporation
Fourth Quarter 2021 Results

intrusions, (13) the Company's dependence on information technology systems of third party service providers and the risk of systems failures, interruptions, or breaches of security, and (14) general competitive, economic, political, and market conditions. Further information regarding the Company and factors which could affect the forward-looking statements contained herein can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, and in any of the Company’s subsequent filings with the SEC. Many of these factors are beyond the Company’s ability to control or predict. If one or more events related to these or other risks or uncertainties materialize, or if the underlying assumptions prove to be incorrect, actual results may differ materially from the forward-looking statements. Accordingly, shareholders and investors should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date of this Earnings Release, and the Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. New risks and uncertainties may emerge from time to time, and it is not possible for the Company to predict their occurrence or how they will affect the company.

The Company qualifies all forward-looking statements by these cautionary statements.
GAAP RECONCILIATION AND USE OF NON-GAAP FINANCIAL MEASURES
This Earnings Release contains certain financial measures that are not measures recognized under U.S. generally accepted accounting principles (“GAAP”) and therefore are considered non-GAAP financial measures. These non-GAAP financial measures may include, without limitation, adjusted net income, adjusted diluted earnings per common share, adjusted and unadjusted pre-tax pre-provision earnings, core revenue, core noninterest expense and core noninterest income, core efficiency ratio (tax equivalent basis), Banking segment core efficiency ratio (tax equivalent basis), Mortgage segment core efficiency ratio (tax equivalent basis), adjusted mortgage contribution, adjusted mortgage pre-tax net contribution, adjusted mortgage pre-tax pre-provision net contribution, adjusted return on average assets and equity, and adjusted pre-tax pre-provision return on average assets and equity. Each of these non-GAAP metrics excludes certain income and expense items that the Company’s management considers to be non-core/adjusted in nature. The Company also includes an adjusted allowance for credit losses, adjusted loans held for investment, and adjusted allowance for credit losses to loans held for investment, which all exclude the impact of PPP loans. The Company refers to these non-GAAP measures as adjusted (or core) measures. Also, the Company presents tangible assets, tangible common equity, tangible book value per common share, tangible common equity to tangible assets, return on average tangible common equity, adjusted return on average tangible common equity, and adjusted pre-tax pre-provision return on average tangible common equity. Each of these non-GAAP metrics excludes the impact of goodwill and other intangibles.

The Company’s management uses these non-GAAP financial measures in their analysis of the Company’s performance, financial condition and the efficiency of its operations as management believes such measures facilitate period-to-period comparisons and provide meaningful indications of its operating performance as they eliminate both gains and charges that management views as non-recurring or not indicative of operating performance. Management believes that these non-GAAP financial measures provide a greater understanding of ongoing operations and enhance comparability of results with prior periods as well as demonstrate the effects of significant non-core gains and charges in the current and prior periods. The Company’s management also believes that investors find these non-GAAP financial measures useful as they assist investors in understanding the Company’s underlying operating performance and in the analysis of ongoing operating trends. In addition, because intangible assets such as goodwill and other intangibles, and the other items excluded each vary extensively from company to company, the Company believes that the presentation of this information allows investors to more easily compare the Company’s results to the results of other companies. However, the non-GAAP financial measures discussed herein should not be considered in isolation or as a substitute for the most directly comparable or other financial measures calculated in accordance with GAAP. Moreover, the manner in which the Company calculates the non-GAAP financial measures discussed herein may differ from that of other companies reporting measures with similar names. Investors should understand how such other banking organizations calculate their financial measures similar or with names similar to the non-GAAP financial measures the Company has discussed herein when comparing such non-GAAP financial measures. See the corresponding non-GAAP reconciliation tables below in this Earnings Release for additional discussion and reconciliation of these measures to the most directly comparable GAAP financial measures.

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FB Financial Corporation
Fourth Quarter 2021 Results

Financial Summary and Key Metrics
(Unaudited)
(In Thousands, Except Share Data and %)
	2021		2020
	Fourth Quarter	Third Quarter	Fourth Quarter
Statement of Income Data
Total interest income	$97,219	$96,665	$98,236
Total interest expense	7,464	8,189	12,992
Net interest income	89,755	88,476	85,244
Total noninterest income	53,219	59,006	80,638
Total noninterest expense	90,902	95,007	109,855
Earnings before income taxes and provisions for credit losses	52,072	52,475	56,027
Provisions for credit losses	(10,769)	(2,531)	(2,920)
Income tax expense	14,006	9,716	13,337
Net income applicable to noncontrolling interest	8	—	8
Net income applicable to FB Financial Corporation(c)	$48,827	$45,290	$45,602
Net interest income (tax-equivalent basis)	$90,537	$89,230	$86,111
Adjusted net income*	$42,551	$42,699	$54,454
Adjusted pre-tax, pre-provision earnings*	$43,573	$51,240	$67,988
Per Common Share
Diluted net income	$1.02	$0.94	$0.95
Adjusted diluted net income*	0.89	0.89	1.14
Book value	30.13	29.36	27.35
Tangible book value*	24.67	23.90	21.73
Weighted average number of shares outstanding - fully diluted	47,896,715	48,007,147	47,791,659
Period-end number of shares	47,549,241	47,707,634	47,220,743
Selected Balance Sheet Data
Cash and cash equivalents	$1,797,740	$1,324,564	$1,317,898
Loans held for investment (HFI)	7,604,662	7,294,674	7,082,959
Allowance for credit losses(a)	(125,559)	(139,446)	(170,389)
Mortgage loans held for sale, at fair value	672,924	755,210	683,770
Commercial loans held for sale, at fair value	79,299	100,496	215,403
Investment securities, at fair value	1,681,892	1,577,337	1,176,991
Other real estate owned, net	9,777	10,015	12,111
Total assets	12,597,686	11,810,290	11,207,330
Customer deposits	10,809,410	10,043,901	9,396,478
Brokered and internet time deposits	27,487	28,017	61,559
Total deposits	10,836,897	10,071,918	9,458,037
Borrowings	171,778	172,710	238,324
Total common shareholders' equity	1,432,602	1,400,913	1,291,289
Selected Ratios
Return on average:
Assets	1.60%	1.51%	1.63%
Shareholders' equity	13.7%	12.9%	14.4%
Tangible common equity*	16.8%	15.9%	18.2%
Average shareholders' equity to average assets	11.7%	11.7%	11.3%
Net interest margin (NIM) (tax-equivalent basis)	3.19%	3.20%	3.32%
Efficiency ratio (GAAP)	63.6%	64.4%	66.2%
Core efficiency ratio (tax-equivalent basis)*	67.0%	64.7%	58.5%
Loans HFI to deposit ratio	70.2%	72.4%	74.9%
Total loans to deposit ratio	77.1%	80.9%	84.4%
Yield on interest-earning assets	3.45%	3.49%	3.82%
Cost of interest-bearing liabilities	0.38%	0.42%	0.73%
Cost of total deposits	0.22%	0.26%	0.46%
Credit Quality Ratios
Allowance for credit losses as a percentage of loans HFI(a)	1.65%	1.91%	2.41%
Adjusted allowance for credit losses as a percentage of loans HFI*(a)	1.65%	1.91%	2.48%
Net charge-offs as a percentage of average loans HFI	0.12%	0.13%	0.58%
Nonperforming loans HFI as a percentage of total loans HFI	0.62%	0.59%	0.91%
Nonperforming assets as a percentage of total assets	0.50%	0.50%	0.75%
Preliminary capital ratios (Consolidated)
Total common shareholders' equity to assets	11.4%	11.9%	11.5%
Tangible common equity to tangible assets*	9.51%	9.87%	9.38%
Tier 1 capital (to average assets)	10.5%	10.4%	10.0%
Tier 1 capital (to risk-weighted assets)(b)	12.6%	12.7%	12.0%
Total capital (to risk-weighted assets)(b)	14.4%	14.6%	15.0%
Common equity Tier 1 (to risk-weighted assets) (CET1)(b)	12.3%	12.4%	11.7%
(a) Excludes reserve for credit losses on unfunded commitments of $14,380, $13,503, and $16,378 recorded in accrued expenses and other liabilities at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.
(b) We calculate our risk-weighted assets using the standardized method of the Basel III Framework.
(c) Includes a dividend declared and paid by the Company's REIT subsidiary to minority interest preferred shareholders in fourth quarter of 2021 and fourth quarter of 2020.
*These measures are considered non-GAAP financial measures. For a reconciliation and discussion of this non-GAAP measure, see "GAAP Reconciliation and Use of non-GAAP Financial Measures" and the corresponding non-GAAP reconciliation tables in this Earnings Release dated January 18, 2022.
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FB Financial Corporation
Fourth Quarter 2021 Results

Non-GAAP Reconciliation
For the Periods Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2021		2020
Adjusted net income	Fourth Quarter	Third Quarter	Fourth Quarter
Income before income taxes	$62,841	$55,006	$58,947
Plus merger and conversion expenses	—	—	9,513
Less other non-operating items(1)	8,499	1,235	(2,448)
Adjusted pre-tax net income	54,342	53,771	70,908
Income tax expense, adjusted(2)	11,791	11,072	16,454
Adjusted net income	$42,551	$42,699	$54,454
Weighted average common shares outstanding - fully diluted	47,896,715	48,007,147	47,791,659
Adjusted diluted earnings per common share
Diluted earnings per common share	$1.02	$0.94	$0.95
Plus merger and conversion expenses	—	—	0.20
Less other non-operating items	0.18	0.02	(0.05)
Less tax effect	(0.05)	0.03	0.06
Adjusted diluted earnings per common share	$0.89	$0.89	$1.14
(1) 4Q21 includes $9,921 gain from change in fair value of commercial loans held for sale acquired from Franklin and $1,422 related to certain nonrecurring charitable contributions; 3Q21 includes a $740 gain from change in fair value of commercial loans held for sale acquired from Franklin, a $1,510 loss on swap cancellation, and a gain of $2,005 from sales other real estate owned; 4Q20 includes $4,533 FHLB prepayment penalty offset by $715 cash life insurance benefit and $1,370 gain from change in fair value of commercial loans held for sale acquired from Franklin.

(2) 3Q21 includes a $1,678 tax benefit related to a change in the value of a net operating loss tax asset related to Franklin.

Adjusted net income	2021	2020	2019
Income before income taxes	$243,051	$82,461	$109,539
Plus merger, conversion and offering expenses	605	34,879	7,380
Plus initial provision for credit losses on acquired loans and unfunded commitments	—	66,136	—
Less other non-operating items(1)	11,032	(4,400)	—
Adjusted pre-tax net income	232,624	187,876	116,919
Income tax expense, adjusted(2)	51,553	45,944	27,648
Adjusted net income	$181,071	$141,932	$89,271
Weighted average common shares outstanding - fully diluted	47,955,880	38,099,744	31,402,897
Adjusted diluted earnings per share
Diluted earnings per common share	$3.97	$1.67	$2.65
Plus merger, conversion and offering expenses	0.01	0.92	0.24
Plus initial provision for credit losses on acquired loans and unfunded commitments	—	1.74	—
Less other non-operating items	0.22	(0.11)	—
Less tax effect	(0.02)	0.71	0.06
Adjusted diluted earnings per common share	$3.78	$3.73	$2.83
(1) 2021 includes a $11,172 gain from change in fair value on commercial loans held for sale acquired from Franklin, a loss on swap cancellation of $1,510, a $2,005 gain on other real estate owned, a $787 gain from lease terminations and $1,422 related to certain charitable contributions; 2020 includes $6,838 FHLB prepayment penalties, $1,505 losses on other real estate owned offset by $715 cash life insurance benefit and $3,228 gain from change in fair value on commercial loans held for sale acquired from Franklin.

(2) 2021 includes a $1,678 tax benefit related to a change in the value of a net operating loss tax asset related to Franklin.

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FB Financial Corporation
Fourth Quarter 2021 Results

Non-GAAP Reconciliation
For the Periods Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2021		2020
Adjusted pre-tax pre-provision earnings	Fourth Quarter	Third Quarter	Fourth Quarter
Income before income taxes	$62,841	$55,006	$58,947
Plus provisions for credit losses	(10,769)	(2,531)	(2,920)
Pre-tax pre-provision earnings	52,072	52,475	56,027
Plus merger and conversion expenses	—	—	9,513
Less other non-operating items	8,499	1,235	(2,448)
Adjusted pre-tax pre-provision earnings	$43,573	$51,240	$67,988

	2021		2020
Core efficiency ratio (tax-equivalent basis)	Fourth Quarter	Third Quarter	Fourth Quarter
Total noninterest expense	$90,902	$95,007	$109,855
Less merger and conversion expenses	—	—	9,513
Less FHLB prepayment penalties	—	—	4,533
Less certain charitable contributions	1,422	—	—
Core noninterest expense	$89,480	$95,007	$95,809
Net interest income (tax-equivalent basis)	$90,537	$89,230	$86,111
Total noninterest income	53,219	59,006	80,638
Less gain on change in fair value on commercial loans held for sale	9,921	740	1,370
Less cash life insurance benefit	—	—	715
Less loss on swap cancellation	—	(1,510)	—
Less gain (loss) on sales or write-downs of other real estate owned and other assets	187	2,182	(57)
Less gain from securities, net	46	51	1,013
Core noninterest income	43,065	57,543	77,597
Core revenue	$133,602	$146,773	$163,708
Efficiency ratio (GAAP)(a)	63.6%	64.4%	66.2%
Core efficiency ratio (tax-equivalent basis)	67.0%	64.7%	58.5%
(a) Efficiency ratio (GAAP) is calculated by dividing reported noninterest expense by reported total revenue

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FB Financial Corporation
Fourth Quarter 2021 Results

Non-GAAP Reconciliation (continued)
For the Periods Ended
(Unaudited)
(In Thousands, Except Share Data and %)

During the first quarter of 2021, the Company re-evaluated its reportable business segments to align all retail mortgage activities with the Mortgage segment. Prior to 2021, the Company chose to assign retail mortgage activities within the Banking geographical footprint to the Banking segment. The results of mortgage retail footprint have been assigned to the Mortgage segment for all periods presented. As such, 4Q20 historical segment efficiency ratios and mortgage contribution have been recast for consistency with these changes.

	2021		2020
Banking segment core efficiency ratio (tax equivalent)	Fourth Quarter	Third Quarter	Fourth Quarter
Core noninterest expense	$89,480	$95,007	$95,809
Less Mortgage segment noninterest expense	30,798	36,230	42,884
Core Banking segment noninterest expense	$58,682	$58,777	$52,925
Core revenue	$133,602	$146,773	$163,708
Less Core Mortgage segment total revenue	31,489	45,284	65,766
Core Banking segment total revenue	$102,113	$101,489	$97,942
Banking segment core efficiency ratio (tax-equivalent basis)	57.5%	57.9%	54.0%

Mortgage segment core efficiency ratio (tax equivalent)
Mortgage segment noninterest expense	$30,798	$36,230	$43,609
Less mortgage segment merger expense	—	—	725
Core Mortgage segment noninterest expense	$30,798	$36,230	$42,884
Mortgage segment total revenue	31,508	45,083	65,766
Less gain (loss) on sales or write-downs of other real estate owned	19	(201)	—
Core Mortgage segment total revenue	$31,489	$45,284	$65,766
Mortgage segment core efficiency ratio (tax-equivalent basis)	97.8%	80.0%	65.2%

	2021		2020
Adjusted Mortgage contribution	Fourth Quarter	Third Quarter	Fourth Quarter
Mortgage pre-tax net contribution	$710	$8,853	$22,157
Plus Mortgage merger expense	—	—	725
Adjusted Mortgage pre-tax net contribution	$710	$8,853	$22,882
Pre-tax pre-provision earnings	52,072	52,475	56,027
% total Mortgage pre-tax pre-provision net contribution	1.36%	16.9%	39.5%
Adjusted pre-tax pre-provision earnings	$43,573	$51,240	$67,988
% total adjusted Mortgage pre-tax pre-provision net contribution	1.63%	17.3%	33.7%

	2021		2020
Tangible assets and equity	Fourth Quarter	Third Quarter	Fourth Quarter
Tangible assets
Total assets	$12,597,686	$11,810,290	$11,207,330
Less goodwill	242,561	242,561	242,561
Less intangibles, net	16,953	18,248	22,426
Tangible assets	$12,338,172	$11,549,481	$10,942,343
Tangible common equity
Total common shareholders' equity	$1,432,602	$1,400,913	$1,291,289
Less goodwill	242,561	242,561	242,561
Less intangibles, net	16,953	18,248	22,426
Tangible common equity	$1,173,088	$1,140,104	$1,026,302
Common shares outstanding	47,549,241	47,707,634	47,220,743
Book value per common share	$30.13	$29.36	$27.35
Tangible book value per common share	$24.67	$23.90	$21.73
Total common shareholders' equity to total assets	11.4%	11.9%	11.5%
Tangible common equity to tangible assets	9.51%	9.87%	9.38%

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FB Financial Corporation
Fourth Quarter 2021 Results

Non-GAAP Reconciliation (continued)
For the Periods Ended
(Unaudited)
(In Thousands, Except Share Data and %)

	2021		2020
Return on average tangible common equity	Fourth Quarter	Third Quarter	Fourth Quarter
Average common shareholders' equity	$1,411,987	$1,389,201	$1,261,101
Less average goodwill	242,561	242,561	242,983
Less average intangibles, net	17,580	18,950	23,178
Average tangible common equity	$1,151,846	$1,127,690	$994,940
Net income	$48,827	$45,290	$45,602
Return on average common equity	13.7%	12.9%	14.4%
Return on average tangible common equity	16.8%	15.9%	18.2%
Adjusted net income	$42,551	$42,699	$54,454
Adjusted return on average tangible common equity	14.7%	15.0%	21.8%
Adjusted pre-tax pre-provision earnings	$43,573	$51,240	$67,988
Adjusted pre-tax pre-provision return on average tangible common equity	15.0%	18.0%	27.2%

	2021		2020
Adjusted return on average assets and equity	Fourth Quarter	Third Quarter	Fourth Quarter
Net income	$48,827	$45,290	$45,602
Average assets	12,085,817	11,915,062	11,111,163
Average equity	1,411,987	1,389,201	1,261,101
Return on average assets	1.60%	1.51%	1.63%
Return on average equity	13.7%	12.9%	14.4%
Adjusted net income	$42,551	$42,699	$54,454
Adjusted return on average assets	1.40%	1.42%	1.95%
Adjusted return on average equity	12.0%	12.2%	17.2%
Adjusted pre-tax pre-provision earnings	$43,573	$51,240	$67,988
Adjusted pre-tax pre-provision return on average assets	1.43%	1.71%	2.43%
Adjusted pre-tax pre-provision return on average equity	12.2%	14.6%	21.4%

	2021		2020
Adjusted allowance for credit losses to loans held for investment	Fourth Quarter	Third Quarter	Fourth Quarter
Allowance for credit losses	$125,559	$139,446	$170,389
Less allowance for credit losses attributed to PPP loans	—	2	34
Adjusted allowance for credit losses	$125,559	$139,444	$170,355
Loans held for investment	$7,604,662	$7,294,674	$7,082,959
Less PPP loans	3,990	9,415	212,645
Adjusted loans held for investment	$7,600,672	$7,285,259	$6,870,314
Allowance for credit losses to loans held for investment	1.65%	1.91%	2.41%
Adjusted allowance for credit losses to loans held for investment	1.65%	1.91%	2.48%
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